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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                 Nine Months
                              Fiscal Year Ended December 31,        Ended
                              ------------------------------     September 30,
                                 1996      1997      1998           1999
                                ------    -------   -------        ------
Earnings:
  Income (loss) before
    income taxes and
    extraordinary item .....    $ (347)   $10,580   $40,717        $50,729
  Add:
    Fixed charges ..........     1,337      2,795    15,515         41,254
    Capitalized interest ...       --         --       (239)           --
                                ------    -------   -------        -------
                                   990     13,375    55,993         91,983

Fixed Charges:
  Interest expense(a) ......     1,272      2,749    14,866         40,598
  Capitalized interest .....       --         --        239            --
  Portion of rents
    representative of
    interest factor ........        65         46       410            656
                                ------    -------   -------        -------
                                 1,337      2,795    15,515         41,254

  Ratio of earnings to fixed
    charges (b)..............       --        4.8x      3.6x           2.2x

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(a) Includes amortization of debt issuance costs and excludes capitalized interest.

(b) For the year ended December 31, 1996, earnings were insufficient to cover fixed charges.